Contact:

Andrew M. O'Shea
Chief Financial Officer
(860) 298-0444

or

Barbara J. Cano
Adam Friedman Associates
(212) 981-2529 ext. 22

ANDERSEN GROUP, INC. REPORTS SECOND QUARTER RESULTS
Announces Date For Special Stockholders Meeting

New York, NY - October 15, 2003 - Andersen Group, Inc (NASDAQ: ANDR) today announced the results of its operations for the three and six months ended August 31, 2003.  For the three months, the Company's net loss applicable to common shares was $727,000, or $0.35 per share, basic and diluted, as compared to the prior year's results for which the Company reported a net loss applicable to common shares of $706,000, or $0.34 per share, basic and diluted.

For the six months year-to-date, the Company reported a net loss applicable to common shares of $1,211,000, or $0.58 per share basic and diluted as compared to the prior year's first six months for which the Company reported net income applicable to common shares of $393,000, or $0.18 per share, basic and diluted.  These prior year results include income from J.M. Ney's operations for 22 days prior to the sale of its net assets, and the gain on such sale.  Loss from continuing operations applicable to common shareholders for the prior year's six month period totaled $1,211,000, or $0.58 per share, basic and diluted.

Francis E. Baker, Chairman of Andersen Group, stated, "ComCor-TV's (CCTV) subscription revenues for Internet access and television services grew nearly 18% since last quarter and 90% as compared to the same quarter last year.  The continued buildout of CCTV's network in Central Moscow is expected to propel further revenue growth; our recent announcement related to increased subscribers last month demonstrates that we are making steady progress.  The expected completion of our acquisition of CCTV will allow us to provide it with additional capital, furthering its plan to bring broadband access to central Moscow."

Andersen Group also announced that it would hold a Special Meeting of its stockholders on October 27, 2003 at 11:00 a.m. at The Helmsley Park Lane Hotel, 36 Central Park South, Suite 503, New York, New York to act on the approval of the issuance of shares of its Common Stock to effect the acquisition of CCTV and to approve the change of the Company's name to Moscow CableCom Corp., among other matters.

About Andersen Group

Andersen Group (www.andersengrp.com) is publicly traded on the NASDAQ under the symbol "ANDR". At present, Andersen Group has both a direct and an indirect interest in CCTV (www.comcor-tv.ru), a Russian company that has licenses to provide telecommunication services to 1.5 million homes and businesses in Moscow.  CCTV is using its exclusive access to COMCOR's Moscow Fiber Optic Network to provide broadband services including cable television and high-speed Internet access to residential and business customers, with plans to add additional services, including IP-based telephony.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to Andersen Group's acquisition agreement with COMCOR and exchange agreement with MBC stockholders, as well as Andersen Group's and CCTV's development, including CCTV's ability to attract new subscribers, its ability to continue to expand its network, and its ability to achieve profitability, and are based on management's best assessment of Andersen Group's and CCTV's strategic and financial position and of future market conditions and trends. These discussions involve risks and uncertainties, and the actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements include the satisfaction or waiver of all the necessary conditions precedent to closing the transactions with each of COMCOR and MBC stockholders including the approval of the Company's stockholders, the risks described in Andersen Group's Annual Report on Form 10-K for the year ended February 28, 2003 and other public filings made by Andersen Group with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. Andersen Group disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments

# # #

ANDERSEN GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	August 31, 2003	February 28, 2003

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 2,996	$ 6,279
Marketable securities	2,493	1,809
Accounts and other receivables less allowances of $40 and $25, respectively	152	48
Prepaid expenses and other assets	277	242

Total current assets	5,918	8,378
Property, plant and equipment, net	3,326	3,403
Prepaid pension expense	4,675	4,591
Investment in ComCor-TV	3,500	-
Investment in Moscow Broadband Communication Ltd.	1,650	1,971
Other assets	776	702

	$ 19,845	$ 19,045

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$ 598	$ 407
Accounts payable	157	288
Other current liabilities	666	907
Deferred income taxes	262	132

Total current liabilities	1,683	1,734

Long-term debt, less current maturities	3,455	1,674
Other liabilities	923	867
Deferred income taxes	1,893	1,668

Total liabilities	7,666	5,943

Commitments and contingencies

Stockholders' equity:
Cumulative convertible preferred stock	3,497	3,497
Common stock	21	21
Additional paid-in capital	6,653	6,653
Retained earnings	1,720	2,931

Total stockholders' equity	11,891	13,102

	$ 19,845	$ 19,045

ANDERSEN GROUP, INC.
Consolidated Condensed Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three months ended August 31,		Six months ended August 31,

	2003	2002	2003	2002

Revenues	$ -	$ -	$ -	$ -

Costs and expenses:
General and administrative	585	750	1,471	1,296
Interest expense	63	67	119	136

	648	817	1,590	1,432

Investment income and other income	335	90	945	286

Loss from continuing operations before equity in losses of Moscow Broadband Communication Ltd., and income taxes	(313)	(727)	(645)	(1,146)
Equity in losses of Moscow Broadband Communication Ltd.	(147)	(172)	(321)	(340)

Net loss from continuing operations before income taxes	(460)	(899)	(966)	(1,486)
Income tax expense (benefit)	197	(263)	104	(416)

Net loss from continuing operations	(657)	(636)	(1,070)	(1,070)
Discontinued operations:
Income from discontinued segment, net of income taxes of $80	-	-	-	132
Gain on sale of discontinued segment, net of income taxes of $686	-	-	-	1,472

Net (loss) income	(657)	(636)	(1,070)	534
Preferred dividends	(70)	(70)	(141)	(141)

(Loss) income applicable to common shares	$ (727)	$ (706)	$ (1,211)	$ 393

(Loss) Earnings per common share:
Basic and diluted
Net loss from continuing operations	$ (0.35)	$ (0.34)	$ (0.58)	$ (0.58)
Income from discontinued operations	-	-	-	0.06
Gain on sale of discontinued operations	-	-	-	0.70

	$ (0.35)	$ (0.34)	$ (0.58)	$ 0.18